Exhibit 99.1
Superconductor Technologies Submits Dept. of Energy Proposals With GE Global Research
Collaborations to Include Next Generation Cryocoolers and HTS Superconducting Materials
SANTA BARBARA, Calif., June 15, 2009 (GLOBE NEWSWIRE) — Superconductor Technologies Inc. (Nasdaq:SCON) (“STI”), a leader in the development and production of high temperature superconducting (HTS) materials and associated technologies, has completed the submission of two proposals in response to a request for concept papers requiring funding from the Advanced Research Projects Agency — Energy (ARPA-E) branch of the U.S. Department of Energy (DOE). Both of the proposals were made jointly with GE Global Research, a subsidiary of General Electric (NYSE:GE). STI submitted the two proposals in response to a May solicitation from ARPA-E, a new organization within the DOE set up to fund projects under the American Recovery and Reinvestment Act of 2009.
Jeff Quiram, president and CEO of STI, stated: “STI is committed to applying our unique material science capabilities and manufacturing expertise to a number of potentially revolutionary applications, including HTS wire for electric power grid applications and cryocoolers for electric devices. We are honored to be working with GE Global Research on these projects.”
In the first proposal, STI and GE Global Research have jointly proposed the adaptation of STI’s proprietary cryocooler technology for usage in next generation wind turbines. The goal of the program is to utilize the proven reliability of STI’s cryocooler for an application where extended reliability is a key requirement. STI would lead the development program, with GE Global Research providing critical technical assistance in establishing device specifications and product integration requirements.
The second joint proposal to ARPA-E is an outgrowth of the previously announced collaboration to jointly develop a successful commercial production process for 2G HTS tape, a key enabling technology in superconducting devices for emerging power generation and electric power grid applications. Now joined by GE Global Research, the parties have requested funding for a project to adapt STI’s proprietary HTS material deposition process with the goal of producing HTS tape at a viable cost. While the performance benefits of superconducting tape are well recognized in the industry, the ability to manufacture sufficient quantity of tape at a competitive price has been a significant impediment to market acceptance. GE Global Research would provide significant technical assistance in establishing performance requirements and refining STI’s manufacturing process for producing HTS tape.
Initial submissions were due to ARPA-E by June 10th, at which time a review of all proposals will be completed. ARPA-E will inform all applicants whether a submission has been approved, at which time the selected applicants will be invited to submit the full application package for the proposed project to ARPA-E.
About GE Global Research
GE Global Research is one of the world’s most diversified industrial research labs, providing innovative technology for all of GE’s businesses. Global Research has been the cornerstone of GE technology for more than 100 years, developing breakthrough innovations in areas such as medical imaging, energy generation technology, jet engines and lighting. GE Global Research is headquartered in Niskayuna, New York and has facilities in Bangalore, India, Shanghai, China and Munich, Germany. Visit GE Global Research at www.ge.com/research.
About Superconductor Technologies Inc. (STI)
STI, headquartered in Santa Barbara, CA, has been a world leader in HTS materials since 1987, developing more than 100 patents as well as proprietary trade secrets and manufacturing expertise. STI is also a recognized industry leader in the production of high reliability cryocoolers for superconducting applications. STI has been providing innovative interference elimination solutions to the commercial wireless industry for more than a decade and is now pursuing emerging opportunities in the electrical grid and in equipment platforms that utilize electrical circuits. For more information about STI, please visit http://www.suptech.com.
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Safe Harbor Statement
Except for historical information, the statements in this release constitute “forward-looking statements” which are based on the beliefs of, assumptions made by, and information currently available to STI. STI has included these forward-looking statements in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. STI cautions investors that any forward-looking statements which STI may make are based on STI’s beliefs and assumptions based on the information currently available to it. STI’s actual results will be affected by known and unknown risks, trends, uncertainties and other factors, some of which are included in STI’s public filings with the SEC (investors can obtain copies of those filings online at STI’s website, www.suptech.com or through www.sec.gov). Some examples include STI’s limited cash and history of losses; the effects of rapidly advancing technology; dependence on key personnel; competitive factors; and the need to convince customers to change their dependence on other technologies. Although STI believes that its assumptions are reasonable, some will inevitably prove to be incorrect. As a result, actual future results can be expected to differ from any expectations, and those differences may be material. STI has not assumed any duty to update any forward-looking statements.
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